Exhibit 10.2


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


\         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") dated as of the 13th day of November 2008 (the "Effective Date"), by and between First Montauk Financial Corp., a New Jersey corporation with its principal address at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank New Jersey 07701 (the "Company") and Mindy A. Horowitz, with her residence at 208 Buttermere Avenue, Interlaken, New Jersey 07712 ("Executive").

         WHEREAS, the Company, through its wholly owned subsidiary, First Montauk Securities Corp. ("FMSC"), is engaged in the investment banking and general securities business as a registered broker-dealer;

         WHEREAS, the Company has employed the Executive since February 1, 2005 pursuant to an Employment Agreement dated as of February 8, 2005 ("Original Agreement");

         WHEREAS, the Board of Directors of the Company (the "Board") wishes Executive to continue to serve as Senior Vice President of the Company and Chief Financial Officer of the Company's Broker Dealer Subsidiary, First Montauk Securities Corp.; and

         WHEREAS, Executive is willing to provide her services and experience to the Company and its subsidiaries in such capacities upon the terms, conditions and provisions hereinafter set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. TERM:

         Subject to the terms and conditions of Section 7 hereof and for the compensation hereinafter set forth, the Company hereby agrees to employ Executive for term commencing effective as of the date hereof and ending April 30, 2009 (such period in its entirety being herein referred to as the "Term"). The portion of the Term from the date hereof through and including January 31, 2009 shall sometimes be referred to as the "Initial Period" and the portion of the Term from February 1, 2009 through and including April 30, 2009 shall sometimes be referred to as the "Secondary Period"

         2. EMPLOYMENT:

         (A) Executive shall serve as Senior Vice President and Chief Financial Officer of the Company's Broker Dealer Subsidiary, First Montauk Securities Corp. ("Broker Dealer Subsidiary"). Executive's powers and duties shall be those of an executive nature (including those responsibilities specified in Section 2(B)) below, which are appropriate for a Senior Vice President and Chief Financial Officer. Executive shall report to the Chief Executive Officer of the Company or the Board of Directors.

         (B) Executive does hereby accept such employment and agrees during the Initial Period to devote substantially all of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, in furtherance of the business and activities of the Company. During the Secondary Period, Executive shall devote such amount of her business time, attention, knowledge and skills faithfully, diligently and to the best of her ability, in furtherance of the business and activities of the Company in order to (i) assist the Company's management and its outside auditors and legal counsel in the preparation of any and all filings with the Securities and Exchange Commission,

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including, without limitation, the Company's Annual Report on Form 10-K, the
Company's federal, state and local income tax returns, and any and all reports that the Company and/or the Broker Dealer Subsidiary may be required to file with the Financial Industry Regulatory Authority ("FINRA")(formerly the National Association of Securities Dealers, Inc.), the Municipal Securities Rule Making Board, the National Futures Association and the Securities Investor Protection Corporation, and any other applicable regulatory agencies or governmental bodies having jurisdiction over the Company or the Broker Dealer Subsidiary; and (ii) in the winding down of the business operations of the Company and/or the Broker Dealer Subsidiary.

         (C) The Company shall not require Executive to be employed in any location other than the Red Bank, New Jersey area unless she consents in writing to such location provided, however, the Executive understands and agrees that her position with the Company may include travel to the Company's other offices and branch locations.

         (D) During the Term, Executive shall be furnished with office space and facilities commensurate with her position and adequate for the performance of her duties; Executive also shall be provided with the perquisites customarily associated with the position as Senior Vice President and Chief Financial Officer.

         (E) Executive shall be allowed, to the extent such activities do not substantially interfere with the performance of her duties and responsibilities hereunder, (i) to manage her personal, financial and legal affairs, (ii) to be engaged in civic, charitable, religious and educational activities, and (iii) to serve on other corporate boards with the prior written approval of the Board.

         3. COMPENSATION:

         (A) SALARY:

        1. During the Initial Period of this Agreement, the Company agrees to pay Executive, and Executive agrees to accept, an annual salary of not less than One Hundred Sixty Thousand Dollars ($160,000) per year (the "Initial Base Salary"), payable in accordance with the Company's policies, for services rendered by Executive hereunder.

        2. During the Secondary Period of this Agreement, Executive will not receive any annual salary. In lieu of any annual salary or severance pay payable under the Original Agreement and in consideration of the duties and services to be provided by Executive during the Secondary Period, Executive will receive on November 15, 2008 a lump sum payment in the amount of One Hundred Forty Thousand Dollars ($140,000) ("Lump Sum Amount").

        3. In the event that Executive voluntarily terminates her employment with the Company other than for Reason (as defined in Section 7(D) below) prior to February 1, 2009 (the commencement date of the Secondary Period), Executive shall reimburse the Lump Sum Amount in its entirety to the Company.

        4. In the event that Executive voluntarily terminates her employment with the Company other than for Reason on February 1, 2009, Executive shall reimburse $40,000 to the Company.

        5. In the event that Executive voluntarily terminates her employment with the Company other than for Reason during the Secondary Period after February 1, 2009 and prior to April 30, 2009, Executive shall reimburse to the Company an amount equal to the product of (a) $40,000 and (b) a fraction, the

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numerator of which is the number of calendar days remaining in the Secondary
Period following Executive's date of termination and the denominator of which is 89 representing the total number of calendar days in the Secondary Period; provided that in the event that Executive terminates her employment after March 31, 2009, Executive will not be required to make any reimbursement to the Company if Executive, in the reasonable judgment of the Board of Directors, makes herself available on a reasonable basis to assist the Company's Board of Directors, management and auditors in the preparation of the Company's income tax returns and the winding down of the business of the Company and/or the Broker Dealer Subsidiary.

         (B) AUTOMOBILE ALLOWANCE AND CELL PHONE:

         The Company shall provide the Executive with an automobile allowance of $500 per month, cellular telephone, and reimburse reasonable automobile expenses including auto insurance, repairs, maintenance, gasoline charges, etc. via receipted expense reports.

         (C) CORPORATE CREDIT CARD:

         Executive shall have continued use of a corporate credit card to be used for all reasonable business expenses incurred by Executive on behalf of the Company upon presentation of suitable documentation.

         4. EXPENSES:

         The Company shall reimburse Executive for all reasonable and actual business expenses incurred by her in connection with her service to the Company, Broker Dealer Subsidiary and/or any direct and/or indirect subsidiaries of such entities upon submission by her of appropriate vouchers and expense account reports and otherwise in compliance with the policies and procedures of the Company.


         5. BENEFITS:

         (A) INSURANCE:

        1. The Company shall maintain family medical insurance for Executive. In addition, Executive and her dependents shall be entitled to participate in such other benefits as may be extended to active executive employees of the Company and/or Broker Dealer Subsidiary and their dependents including but not limited to pension, retirement, profit-sharing, 401(k), stock option, bonus and incentive plans, life insurance, hospitalization, medical, disability or other benefits made available by the Company to its employees generally.

        2. The Company shall maintain Broker/Dealer Professional Liability Insurance (E&O), Directors and Officers Liability Insurance (D&O) and a Broker Dealer Fidelity Blanket Bond, each of which shall cover Executive as an insured or covered person, at no charge to Executive, provided the Company is able to obtain such coverage.

         (B) LICENSES AND REGISTRATIONS:

         During the Term, Executive shall maintain in good standing all required licenses and registrations required for the proper performance of her duties and functions. During the Term, the Company shall pay the cost of maintaining such licenses and registrations on Executive's behalf, including but not limited to Executive's accounting licenses and continuing educations costs, and securities licenses and registrations.

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         (C) INDEMNIFICATION:

         Executive shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless Executive from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Executive's willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that Executive is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Executive (whether or not in the right of the Company), by reason of the fact that she was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by Executive pursuant to her Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. The Company shall, at no cost to Executive, include Executive during the Term and for a period of not less than two (2) years thereafter, as an insured under the directors and officers liability insurance policy maintained by the Company, unless (despite best efforts of the Company) due to some unforeseeable reason it is not possible for Executive to be so included, in which event the Company shall immediately notify Executive.

         6. RESTRICTIVE COVENANTS:

         (A) Executive recognizes and acknowledges that the Company, Broker Dealer Subsidiary and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the future information concerning customers, clients, marketing, business and operational methods of the Company, Broker Dealer Subsidiary and their subsidiaries and their customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, Broker Dealer Subsidiary and their subsidiaries, and that the same are confidential and proprietary, and are "confidential information" of the Company, Broker Dealer Subsidiary and their subsidiaries. In consideration of her continued employment by the Company hereunder, Executive agrees that she will not, during or for a period of one year after termination of employment, directly or indirectly, make any disclosure of confidential information now or hereafter possessed by the Company, Broker Dealer Subsidiary, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to her by the Group as evidenced by her written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to her. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

         (B) Executive agrees that if the Company has made and is continuing to make all required payments to her upon and after termination of her employment, then for a period commencing on the date of termination of Executive's employment pursuant to this Agreement and ending twelve
         (12) months thereafter, Executive shall neither directly and/or indirectly solicit or hire any then current employee of the Company

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


         and/or Broker Dealer Subsidiary nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities, unless Executive had a pre-existing relationship with the customer.

         (C) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in her Section 6 are a condition of her continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         (D) If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

         7. TERMINATION:

         (A) DEATH:
         In the event of Executive's death ("Death") during the Term of her employment, Executive's designated beneficiary, or in the absence of such beneficiary designation, her estate, shall be entitled to the Accrued Obligations, and to the payment of Executive's salary with respect to the Initial Period, through the date of Death. For purposes of this Agreement, "Accrued Obligations" shall mean (i) all accrued but unpaid salary through the date of termination of Executive's employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with this Agreement, and (iii) all compensation or benefits due to Executive under the terms and rules of any Company or Broker Dealer Subsidiary compensation or benefit plan in which Executive participates, including without limitation, any Company option plans, or otherwise required by applicable law.

         (B) DISABILITY:
         (i) In the event Executive, by reason of physical or mental incapacity, shall be disabled for a period of at least a period of 90 consecutive days ("Disability"), the Company shall have the option at any time thereafter to terminate Executive's employment hereunder for Disability. Such termination will be effective ten (10) days after the Board gives written notice of such termination to Executive, unless Executive shall have returned to the performance of her duties prior to the effective date of the notice. Upon such termination, Executive shall be entitled to the Accrued Obligations and such benefits to which he and her dependents are entitled by law, and except as otherwise expressly provided herein, all obligations of the Company hereunder shall cease upon the effectiveness of such termination other than payment of salary earned through the date of Disability, provided that such termination shall not affect or impair any rights Executive may have under any policy of long term disability insurance or benefits then maintained on her behalf by the Company.

         (ii) "Incapacity" as used herein shall mean the inability of Executive due to physical or mental illness, injury or disease substantially to perform her normal duties as Senior Vice President and Chief Financial Officer. Executive's salary as provided for hereunder shall continue to be paid during any period of incapacity prior to and including the date on which Executive's employment is terminated for Disability.

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


         (C) BY THE COMPANY FOR CAUSE:
         (i) The Company shall have the right, before the expiration of the term of this Agreement, to terminate Executive's employment hereunder and to discharge Executive for cause (hereinafter "Cause"), and all compensation to Executive shall cease to accrue upon discharge of Executive for Cause. For the purposes of this Agreement, the term "Cause" shall mean (a) Executive's conviction of a felony; (b) the alcoholism or drug addiction of Executive which impairs her ability to perform her duties in the determination of the Chief Executive Officer; (c) the continued and willful failure by Executive to substantially and materially perform her material duties hereunder or the refusal or failure by Employee to adhere to the Company's employment policies, including, without limitation, policies regarding sexual harassment, discrimination or the federal and state securities laws, after a reasonable notice and an opportunity to cure same if such refusal or failure may be cured;
(d) an act or acts of personal dishonesty by Executive intended to result in personal enrichment of Executive at the expense of the Company, the Company or any of their subsidiaries or affiliates or any other material breach or violation of Executive's fiduciary duty owed to the Company, Broker Dealer Subsidiary or any of their subsidiaries or affiliates; (e) any grossly negligent act or omission or any willful and deliberate misconduct by Executive that results, or is likely to result, in material economic, or other harm, to the Company, Broker Dealer Subsidiary or any of their subsidiaries or affiliates;
(f) an action taken by a governmental, regulatory body or self regulatory organization that substantially impairs the Executive from performing her duties; or (g) refusal by Executive to assist the Company, at the request of the Board of Directors, in any investigation or other proceeding (whether formal or informal) which is commenced by the Board of Directors, or any governmental, regulatory body or self regulatory organization.

         (ii) If the Company elects to terminate Executive's employment for Cause under 7(C)(i) above, such termination shall be effective five (5) days after the Company gives written notice of such termination to Executive. In the event of a termination of Executive's employment for Cause in accordance with the provisions of 7(C)(i), the Company shall have no further obligation to Executive, except for the payment of the Accrued Obligations and such benefits to which he and her dependents are entitled by law.

         (D) RESIGNATION FOR REASON. Executive shall have the right to terminate her employment at any time for "good reason" (herein designated and referred to as "Reason"). The term Reason shall mean (i) the Company's failure or refusal to perform any obligations required to be performed in accordance with this Agreement after a reasonable notice and an opportunity to cure same, (ii) a material diminution in Executive's title, duties, responsibilities, reporting relationship or positions, (iii) the relocation of Executive's principal office location more than fifty (50) miles from its current location, and (iv) the failure of the Company or Broker Dealer Subsidiary to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Reason has been fully corrected by the Company.

         (E) NON-RENEWAL: This Agreement shall not be renewed ("Non-Renewal), after the expiration of the Secondary Period except as otherwise agreed in writing by the Company and Executive.

         (F) SEVERANCE: Except as provided in Section 3(A), Executive shall not be entitled to any pay upon termination of her employment with the Company. Notwithstanding the foregoing sentence, in the event Executive's employment

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hereunder shall be terminated by the Company for other than Cause, Death or
Disability, or Non-Renewal, or if terminated by Executive for Reason: (i) Executive's (and her dependents') participation in any and all life, disability, medical and dental insurance plans shall be continued, or equivalent benefits provided to her or them by the Company, at no cost to her or them, for a period of 12 months from the termination and (ii) Executive shall be entitled to the Accrued Obligations and such benefits to which he and her dependents are entitled by law.

         (G) RESIGNATION WITHOUT REASON: Executive may voluntarily resign her employment with the Company upon ten (10) days' written notice to the Company without any liability to Executive except that if Executive voluntarily resigns prior to February 1, 2009, the commencement date of the Secondary Period, Executive shall reimburse the Lump Sum Amount in its entirety to the Company on her date of termination of employment as provided in Section 3(A)(iii). In the event Executive resigns without reason prior to the expiration of this Agreement, she shall receive only the Accrued Obligations and such benefits to which she and her dependents are entitled by law.

         8. WAIVER:
         No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in the applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by either party of any other rights or the seeking of any other rights or remedies against the other party.

         9. GOVERNING LAW:
         The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of the State of New Jersey, and this Agreement and its provisions shall be construed according to the laws of the State of New Jersey, without regard to the principles of conflicts of law and the actual domiciles of the parties hereto.

         10. NOTICES:
         All notices, demands or other communications required or permitted to be given in connection with this Agreement shall be given in writing, shall be transmitted to the appropriate party by hand delivery, by certified mail, return receipt requested, postage prepaid or by overnight carrier and shall be addressed to a party at such party's address shown on the signature page hereof. A party may designate by written notice given to the other parties a new address to which any notice, demand or other communication hereunder shall thereafter be given. Each notice, demand or other communication transmitted in the manner described in this Section 10 shall be deemed to have been given and received for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit of the messenger (if transmitted by hand delivery or overnight carrier) or (ii) presented for delivery during normal business hours, if such delivery shall not have been accepted for any reason.

         11. ASSIGNMENT:
         This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, heirs and legal representatives; provided, however, that Executive may not assign or delegate her obligations, responsibilities and duties hereunder except as may otherwise be expressly agreed to in writing by the parties hereto. The Company and Broker Dealer Subsidiary will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and Broker Dealer Subsidiary would be required to perform it if no such purchase, succession or assignment had taken place. If Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, the Executive's estate.

         12. MISCELLANEOUS:
         This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them with respect to the subject matter hereof. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

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         13. SEVERABILITY:
         The parties agree that if any of the covenants, agreements or restrictions contained herein are held to be invalid by any court of competent jurisdiction, the remainder of the other covenants, agreements, restrictions and parts thereof herein contained shall be severable so not to invalidate any others and such other covenants, agreements, restrictions and parts thereof shall be given full effect without regard to the invalid portion.

         14. ARBITRATION:
         Any and all disputes, controversies, or differences, whether arising or commenced during or subsequent to the term hereof, which may arise between the parties directly and/or indirectly out of or in relation to or in connection with this Agreement, or for the breach of this Agreement, shall be settled by arbitration in New York City, New York before three arbitrators under the arbitration rules of the Financial Industry Regulatory Authority ("FINRA") then in effect. Each of the arbitrators shall be appointed in accordance with the rules of FINRA. Such arbitration shall be final and binding and shall be limited to an interpretation and application of the provisions of this Agreement and any related agreements or documents. Any arbitral award shall be enforceable in any court, wherever located, having jurisdiction over the party against whom the award was rendered and may include an award of attorneys' fees and expenses, proceeding costs, and all other costs and expenses reasonably associated with such arbitration or enforcement proceedings (i.e., travel, lodging, telecommunications charges).

         15. SURVIVAL OF OPERATIVE SECTIONS:
         The respective rights and obligations of the parties hereto, including, without limitation, the rights and obligations set forth in Sections 3(A), 5(C), 6 through 14 of this Agreement, shall survive any termination of this Agreement to the extent necessary to preserve all such rights and obligations until discharged in full.

         16. COUNTERPARTS:
         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         17. SEPARATE COUNSEL. Executive hereby expressly acknowledge that she has been advised that she has not been represented by Becker & Poliakoff, LLP, the Company's attorney in connection with this Agreement and has been advised and urged to seek separate legal counsel for advice in this matter.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


FIRST MONTAUK FINANCIAL CORP.                        MINDY A. HOROWITZ

/s/ Victor K. Kurylak                                /s/ Mindy A. Horowitz
---------------------------------                    ---------------------------

Victor K. Kurylak,                                   Mindy A. Horowitz

Title: President and C.E.O.                          Executive


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